Exhibit 99

NEWS RELEASE	5875 Landerbrook Drive, Suite 300 • Cleveland, Ohio 44124-4069
Tel. (440) 449-9600 • Fax (440) 449-9577

FOR FURTHER INFORMATION, CONTACT:
Andrea Sejba	For Immediate Release
(440) 449-9611	Tuesday, March 3, 2026

HYSTER-YALE
ANNOUNCES FOURTH QUARTER AND FULL YEAR 2025 RESULTS

2025 Highlights and 2026 Outlook:
•Q4 bookings strengthened significantly, up 42% sequentially and 35% year-over-year, potentially signaling the beginning of demand recovery in the Americas
•Q4 operating cash flow increased to $57 million. driven by improved inventory efficiency
•Tariffs remained a major headwind, reducing Q4 and full‑year revenue and operating profit
•Q4 revenues down to $923 million, reflecting weaker shipments
•Q4 operating loss of $37 million, resulting from lower volumes and approximately $40 million in gross tariff costs
•Full-year 2025 revenue declined to $3.8 billion with an operating loss of $22 million, including approximately $100 million in gross tariff costs
•Shipment volumes expected to increase in second half of 2026 as market conditions improve
•Moderate full-year 2026 operating profit expected; Strong revenue growth from improved volumes in the second-half of the year is anticipated to result in a profit, opposed to small loss in the first-half of 2026.

Cleveland, Ohio, March 3, 2026: Hyster-Yale, Inc. (NYSE: HY) reported consolidated results for the fourth quarter and full-year 2025. All comparisons are to the fourth quarter 2024, unless otherwise noted.

	Twelve Months Ended
	December 31,
$ in millions except per share amounts)	2025	2024	% Change
Revenues	$3,769.3	$4,308.2	(13)%
Operating Profit (Loss)	$(22.1)	$244.8	(109)%
Net Income (Loss)	$(60.1)	$142.3	(142)%
Diluted Earnings (Loss) per Share	$(3.40)	$8.04	(142)%

Adjusted Operating Profit (1)	$16.3	$267.4	(94)%
Adjusted Net Income (Loss)(1)	$(31.7)	$159.0	(120)%
Adjusted Diluted Earnings (Loss) per Share(1)	$(1.79)	$8.98	(120)%
(1) Reconciliations of reported to adjusted figures are included below.

($ in millions except per share amounts)	Three Months Ended
	Q4 2025	Q4 2024	% Change	Q3 2025	% Change
Revenues	$923.2	$1,067.5	(14)%	$979.1	(6)%
Operating Profit (Loss)	$(37.2)	$32.3	(215)%	$2.3	n.m.
Net Income (Loss)	$(52.5)	$10.3	(610)%	$(2.3)	n.m.
Diluted Earnings (Loss) per Share	$(2.96)	$0.58	(610)%	$(0.13)	n.m.

Adjusted Operating Profit (Loss)(1)	$(15.7)	$53.7	(129)%	$3.3	(576)%
Adjusted Net Income (Loss)(1)	$(36.6)	$26.1	(240)%	$(1.6)	n.m.
Adjusted Diluted Earnings (Loss) per Share(1)	$(2.06)	$1.47	(240)%	$(0.09)	n.m.
(1) Reconciliations of reported to adjusted figures are included below.
n.m. - not meaningful
Comments for Q4 period are detailed in segment results sections below.

Lift Truck Business Results
Revenues by geographic segment were as follows:

($ in millions)	Q4 2025	Q4 2024	% Change	Q3 2025	% Change
Revenues	$871.4	$1,021.9	(15)%	$929.3	(6)%
Americas(2)	$676.8	$800.5	(15)%	$732.7	(8)%
EMEA(2)	$153.3	$175.4	(13)%	$150.1	2%
JAPIC(2)	$41.3	$46.0	(10)%	$46.5	(11)%
(2) The Americas segment includes the North America, Latin America and Brazil markets, EMEA includes operations in the Europe, Middle East and Africa markets, and JAPIC includes operations in the Asia and Pacific markets, including China.

Q4 2025 Lift Truck revenues totaled $871 million, down 15% year-over-year due to lower truck volumes across all product lines. Reduced volumes reflected ongoing economic uncertainty, which dampened customer demand in previous quarters.

•Lift Truck volumes declined, especially for higher-value core counterbalanced trucksA. The Company believes that customers are postponing purchases in response to lower utilization rates and ongoing efforts toward cash preservation as they navigate persistent economic uncertainty.
•The ongoing market shift toward lighter-duty, lower-priced trucks has led to reduced shipment volumes for traditional models. This shift is characterized by a trend towards more standard and value configurations within counterbalanced trucks, with the impact most pronounced in the EMEA and South America regions. In response to these evolving market dynamics, and to enhance its competitive position, the Company has introduced a modular product specifically engineered to compete directly with both standard and value truck configurations.

Sequentially, Lift Truck revenues decreased, primarily due to lower shipments of higher-value core counterbalanced trucks.

A The Company's higher priced internal combustion and electric counterbalanced forklift products consisting of Class 1, Class 4 and Class 5, including Big Trucks.

Gross profit, operating profit (loss) and adjusted operating profit (loss) by geographic segment were as follows:

($ in millions)	Q4 2025	Q4 2024	% Change	Q3 2025	% Change
Gross Profit	$111.8	$190.0	(41)%	$134.3	(17)%
Americas	$94.8	$165.2	(43)%	$117.8	(20)%
EMEA	$14.1	$22.2	(36)%	$12.3	15%
JAPIC	$2.9	$2.6	12%	$4.2	(31)%
Operating Profit (Loss)	$(33.5)	$37.0	(191)%	$—	n.m.
Americas	$(7.0)	$63.5	(111)%	$21.1	(133)%
EMEA	$(19.4)	$(11.8)	(64)%	$(16.9)	(15)%
JAPIC	$(7.1)	$(14.7)	(52)%	$(4.2)	(69)%

Adjusted Operating Profit (Loss)(1)	$(15.2)	$54.1	(128)%	$1.0	(1620)%
Americas(1)	$4.2	$70.6	(94)%	$22.1	(81)%
EMEA(1)	$(13.3)	$(9.4)	(41)%	$(16.9)	21%
JAPIC(1)	$(6.1)	$(7.1)	14%	$(4.2)	(45)%

(1) Reconciliations of reported to adjusted figures are included below.
•Q4 2025 Lift Truck operating results were reduced by approximately $40 million in gross tariff costs.
•The decline in Lift Truck’s year-over-year operating profit (loss) reflects lower truck volumes and higher tariff costs.
•Q4 2025 operating costs decreased year-over-year, mainly due to lower employee-related expenses, including lower incentive compensation expenses and savings from Nuvera's strategic realignment.
•Americas operating profit declined primarily due to reduced truck volumes and tariff costs, which were partially offset by lower employee-related expenses.
•EMEA’s operating loss was primarily driven by lower volumes, reflecting customer order delays and a market shift toward lighter-duty, lower-priced truck models. The Company previously lacked competitive offerings in these segments but is now filling this gap with its new modular products.
•Sequentially, Lift Truck adjusted operating profit (loss) declined primarily due to lower shipments, partially offset by pricing actions to offset higher costs, mainly in the Americas.

Bolzoni Results

($ in millions)	Q4 2025	Q4 2024	% Change	Q3 2025	% Change
Revenues	$75.2	$82.9	(9)%	$87.0	(14)%
Gross Profit	$18.1	$17.9	1%	$21.4	(15)%
Operating Profit (Loss)	$(4.8)	$(4.4)	(9)%	$2.1	(329)%

Adjusted Operating Profit (Loss)(1)	$(1.6)	$(0.1)	(1500)%	$2.1	(176)%

(1) Reconciliations of reported to adjusted figures are included below.
Bolzoni’s revenue declined year-over-year primarily due to softer demand in the lift truck industry, particularly in the Americas. Gross profit modestly improved with a favorable product mix in EMEA, despite reduced volumes and lower manufacturing overhead absorption. However, operating results declined year-over-year as higher operating expenses, including the appreciation of the Euro versus the U.S. dollar and increased employee-related costs, more than offset the gross profit improvement.

Sequentially, Bolzoni's sales declined, mainly due to reduced volumes in the Americas, including lower component demand from the Lift Truck business. As a result, operating profit also decreased quarter-over-quarter, driven by reduced volumes accompanied by lower manufacturing overhead absorption.

Income Tax Expense
Q4 2025 income tax expense was $15.1 million despite a reported pre-tax loss. This was primarily driven by the geographic mix of earnings with tax expense in jurisdictions with positive earnings and losses incurred in certain jurisdictions where tax benefits could not be recognized.

Liquidity and Capital Allocation

($ in millions)	December 31, 2025	December 31, 2024	September 30, 2025
Debt	$494.3	$440.7	$467.8
Cash	123.2	96.6	71.1
Net Debt	$371.1	$344.1	$396.7

LTM Net Income (Loss) (3)	$(60.1)	$142.3	$2.7
LTM Adjusted EBITDA (3)	$69.8	$320.2	$136.0

Debt/Net Income (Loss)	(8.2)	3.1	173.3
Net Debt/Adjusted EBITDA	5.3	1.1	2.9
(3) Net Income and Adjusted EBITDA are presented for the last twelve-month period (LTM). Reconciliation of adjusted EBITDA is included below.
In Q4 2025, the Company generated $57 million in cash from operating activities, primarily as a result of improved inventory efficiency, driven by improved finished goods management, resulting in higher operational cash flow versus Q3 2025.

Working capital optimization is a top priority, with particular emphasis on inventory reduction.
•Working capital was 19% of sales as of Q4 2025, a $60 million improvement from the prior quarter, primarily from improved inventory efficiency despite decreased revenues.
•Excluding foreign currency and tariff-related impacts of $60 million, Q4 2025 inventory levels decreased by $185 million year-over-year. Sequentially, inventory declined by $105 million, with minimal impact from foreign currency and tariffs.
•The Company saw improvements in inventory efficiency from optimizing production schedules to better align output with demand, inventory reductions to levels closer to target and streamlining logistics to shorten holding periods. These steps led to lower inventory, reduced costs and quicker turnover, directly boosting working capital and cash flow.
•The Company's ongoing inventory optimization efforts are designed to increase cash generation and preserve financial flexibility, supporting its capital allocation priorities throughout this extended market downturn.

During 2025, lower earnings led to unfavorable debt-to-net income (loss) ratio.

The Company's financial leverage, measured by net debt to adjusted EBITDA, increased compared to both prior periods as a result of lower earnings. This increase is primarily due to the significant EBITDA decline and despite the lower net debt levels compared to the prior quarter. In this period of lower truck demand, the Company remains focused on liquidity management by further optimizing working capital levels and managing capital and operating expenses.

Outlook
The Company’s 2026 outlook is based on a set of key assumptions, which include the anticipated impact of tariffs and related mitigation efforts to counter their impact on the Company. Proactive measures such as price increases, cost reductions through adjustments in global product sourcing, supply chain enhancements and cost optimization programs are expected to partially offset increased tariff-related expenses. Key assumptions for the outlook include:

•U.S. tariffs in effect as of November 10, 2025, including Chinese tariffs at 10%, used as the baseline,
•inclusion of Section 232 tariff for steel and steel derivatives,
•current Section 301 tariff exemption for lift truck parts not extended beyond November 10, 2026,
•no additional tariffs will be added globally,
•company demand forecasts that are based on bookings trends, backlog levels and market data, and
•the successful implementation of the Company’s proactive initiatives outlined above.
In February 2026, the U.S. Supreme Court ("the Court") issued a ruling holding that tariffs imposed under the International Emergency Economic Powers Act ("IEEPA") are not legally authorized. The Court only ruled on IEEPA tariffs and did not invalidate any other tariffs, nor did the Court address whether or how the U.S. government might issue refunds of IEEPA tariffs. If the U.S. government is ultimately required to issue refunds, the process likely will take many months or years. Although the ruling has been issued, its implications for trade policy and related administrative actions remain uncertain. A number of tariff-related matters continue to be challenged that could impact the continued utilization of certain tariffs and the manner in which tariff costs or potential recoveries are calculated. Adverse rulings, or the replacement or implementation of new tariffs or trade restrictions, may have a material adverse effect on market demand, revenue, profitability and liquidity.

The Company’s financial outlook continues to be significantly affected by U.S. tariff policy, which has been increasing costs, dampening product demand, and reducing overall financial performance. Despite the Company’s proactive actions to mitigate these impacts, tariffs remained, and are expected to remain, a substantial financial challenge. Ongoing uncertainty around future tariff policies adds further volatility that is expected to persist through 2026. In this environment, the Company remains focused on disciplined cost management, maintaining an appropriate balance between pricing and expenses, and advancing the broad set of product initiatives designed to address the market shift to lighter-duty, lower-priced trucks. Management is committed to navigating the Company through these conditions while positioning the business for long‑term profitable growth.

Lift Truck Market and Demand Outlook
The total lift truck market contracted in Q4 2025 compared to the prior year across all geographic regions and classes. However, North America showed growth over Q3 2025, which led to increased booking activity for the Company.

For the rest of the world, the total lift truck market contracted compared to the prior quarter. This reflects a more cautious customer approach amid ongoing economic uncertainty. We believe many customers are deferring capital expenditures, resulting in delayed purchasing decisions and continued softening of lift truck order activity, particularly in higher duty cycle applications.

Dollar-value Lift Truck bookings and backlog were as follows:

(In millions)	Q4 2025	Q4 2024	% Change	Q3 2025	% Change
Bookings, approximate sales value(4)	$540	$400	35%	$380	42%
Backlog, approximate sales value(4)	$1,280	$1,930	(34)%	$1,350	(5)%
(4) A portion of this dollar increase is attributable to the increased pricing on the Company’s trucks due to tariff-related material cost increases.
•Dollar value bookings improved to $540 million in Q4 2025, a significant increase from $380 million in the prior quarter and $400 million in the prior year. This growth was driven primarily by strong performance in the Americas, while the EMEA and JAPIC regions remained stable.
•Compared to Q3 2025, dollar value bookings in the Americas improved predominately with core counterbalanced products, led by strong bookings in the 1-3.5 ton Class 5 trucks.
•Q4 2025 dollar value bookings increased from the prior year with higher core counterbalanced truck bookings in the Americas.

The positive trend in Q4 2025 bookings reflects a meaningful shift in customer behavior, with activity moving from elevated quoting levels without follow‑through to more decisive purchasing actions. Combined with the growing need to replace aging equipment after prolonged deferral of capital spending, these developments potentially signal early signs of strengthening demand, particularly in the Americas. While overall conditions remain cautious, this momentum is a constructive indicator for the demand environment heading into 2026.

At the end of Q4 2025, the Company’s backlog totaled $1.28 billion, reflecting shipments outpacing new bookings, most notably in EMEA. The Company believes EMEA has been slower to rebound due to persistent customer order delays and the broader industry shift toward lighter‑duty, lower-priced truck models, a segment in which the Company only recently began offering competitive products. The sequential decline in backlog was driven primarily by lower truck volumes, partially offset by higher average truck selling prices tied to increased material and component costs. Unfavorable currency movements further reduced the translated value of backlog, amplifying the impact of lower unit volumes and diminishing the real economic value of remaining orders.

Looking ahead, the Company expects bookings to continue improving through 2026, supported by the gradual normalization of customer capital investments. As new orders strengthen and bookings begin to outpace shipments, the resulting backlog growth toward a more normalized three‑ to four‑month level is expected to play a central role in driving higher production over the course of the year. Rebuilding backlog will allow the Company to transition from production schedules constrained by lower order intake to a more balanced and efficient operating cadence that better supports manufacturing utilization, inventory discipline and supply chain alignment. Although mixed demand signals warrant a prudent near‑term outlook, the Company anticipates that Q1 2026 will represent the trough of the current cycle, with production and shipments expected to steadily improve throughout the remainder of the year along with market conditions.

Operational Initiatives and Cost‑Reduction Programs
The Company continues to prioritize operational efficiency by aligning its production footprint and organizational structure with evolving market demand. To strengthen its competitive position and sustained profitability across market cycles, the Company has initiated a set of programs, including Nuvera's strategic realignment, a comprehensive restructuring program and long-term manufacturing footprint optimization. These actions are designed to lower the Company’s break-even point and support long-term financial resilience.

Nuvera’s strategic realignment was executed in Q2 2025 and delivered immediate benefits, resulting in $15 million of cost savings for the year along with the redeployment of resources to higher-growth areas.

Building on this momentum, the Company launched a restructuring program in Q4 2025, including targeted annualized cost reductions of $40–$45 million beginning in 2026. This restructuring combines timely cost reduction with strategic and structural changes which are expected to address current market pressures and position the Company for future growth as a leaner, more agile organization.

Operational improvement projects focused on optimizing the Company’s manufacturing footprint began in late 2024 and have proceeded at a measured pace, with $4 million spent in 2025. These initiatives are expected to incur additional costs of $10–$12 million and $3–$6 million in 2026 and 2027, respectively. Due to lower production volumes during the transition, the initial benefits realized in 2026 are expected to be minimal. By 2027, anticipated benefits from these efforts are projected to reach $20–$30 million. However, the full-year annualized income and cash benefits, estimated at $30–$40 million, are not expected until 2028, when these programs are fully implemented.

The Company’s comprehensive cost-reduction strategy balances immediate actions with longer-term initiatives, driving operational efficiency and organizational agility while maintaining investments in key strategic programs. As a result, the Company believes it is positioned to achieve significant savings, support sustainable growth and enhance financial resilience.

•Nuvera strategic realignment: Achieved $15 million in cost savings for 2025.
•Restructuring program: Targeting $40–$45 million in annualized savings beginning in Q1 2026.
•Manufacturing footprint optimization: Expected savings of $20–$30 million in 2027, fully implemented by 2028 with annualized benefits of $30–$40 million.
•Total recurring annualized savings are projected to reach $85–$100 million starting in 2028, compared to the beginning of 2025.

Projected cost savings are stated prior to expected increases in operating expenses, which are anticipated to be in line with inflation.

Lift Truck Business
In 2025, the Company operated in a challenging macroeconomic environment marked by high tariff costs, softer industry demand, and cautious customer spending. These conditions have continued into early 2026; however, the Company expects economic uncertainty and elevated financing costs to gradually ease as the year progresses. Throughout 2025, many customers, particularly those still receiving trucks ordered when lead times were very high, deferred capital investments and extended equipment lifecycles, resulting in reduced order volumes. The Company now believes these customers are approaching their typical equipment replacement cycle. Furthermore, as fleets continue to age and maintenance expenses rise, the economic rationale for upgrading equipment becomes even more compelling. Together, these trends support expectations for a gradual strengthening of underlying replacement-driven demand.

Despite consistently strong quoting activity during 2025, order conversion lagged for much of the year as customers delayed purchasing decisions. This dynamic began to shift in Q4 2025, when customers more frequently converted quotes into firm orders, contributing to the improved booking trends previously noted. Because orders flow through a fixed production schedule and revenue is generally recognized upon shipment, the order‑to‑production cycle creates inherent timing gaps between bookings, manufacturing and deliveries.

Management expects Q1 2026 to represent the trough of the current cycle, reflecting the impact of lower booking levels earlier in 2025. As bookings continue to strengthen and backlog rebuilds, production and shipments are expected to improve gradually through the remainder of 2026. The Company expects that this will lead to a more normalized operating cadence and increased manufacturing efficiency. Moderately improved shipment volumes in 2026 are anticipated to result in slightly higher year‑over‑year revenue, with higher shipments expected in the second half of 2026 compared to the first half.

Margins, however, are expected to remain under pressure in the near term due to the growing prevalence of lighter-duty, lower-priced models. These products, typically priced lower and offered aggressively by foreign competitors, particularly in South America and Europe, have shifted demand away from traditional, higher‑margin offerings. This trend has reduced shipment volumes for traditional models and weighed on total product margins. While the Company has newly introduced models designed for these lighter-duty, lower-priced segments, competitors already have a presence. As a result, margin pressure is expected to persist until these new offerings gain market traction. Over time, the Company’s expanded portfolio of modular and scalable products is intended to strengthen competitiveness and support margin recovery as market conditions normalize.

Forecasted tariff costs on Chinese components, steel and other imports are expected to remain broadly consistent with Q4 2025 levels. These costs are subject to potential fluctuations based on future changes in U.S. tariff policy. The Company expects tariffs will continue to affect both the Company’s cost structure and customer purchasing behavior. To mitigate these impacts, the Company has implemented a series of pricing, sourcing and product‑cost initiatives. The benefits of these actions are expected to increase beginning in Q2 2026 as the full effect of measures implemented during 2025 are realized. Given the comparatively low tariff levels in early 2025, year-over-year tariff comparisons will be unfavorable in Q1 2026 but are expected to moderate over the course of the year. Despite improvements in expected tariff recovery, the Company does not expect to fully offset all tariff-related expenses.

Additionally, ongoing operational and cost‑reduction initiatives are projected to generate year‑over‑year improvements in fixed manufacturing and operating expenses. Combined with the anticipated increase in shipments, these initiatives are expected to enhance manufacturing effectiveness and support a meaningful improvement in operating profit in 2026, even with a lower-margin product mix. The Company remains committed to disciplined operational execution, proactive cost management and leveraging opportunities aligned with evolving market conditions to further strengthen its competitive position.

Bolzoni
Bolzoni is expected to achieve modest profitability improvement in 2026. Although revenues may decline slightly due to the planned phase‑out of certain legacy components supplied to the Lift Truck business, the shift toward higher‑margin attachment products and better plant utilization is anticipated to support margin expansion. Management continues to focus on optimizing the mix and strengthening operational discipline across global facilities.

Consolidated
The financial discipline established over the past several years has strengthened the Company’s ability to navigate challenging market conditions and deliver more stable results. The Company continues to target a 7% operating profit margin over the business cycle, however ongoing market uncertainty has weighed on bookings and revenue, and tariffs have materially increased costs. As a result, near‑term performance is expected to remain well below this long‑term objective. With lift truck market demand still subdued, the Company is taking deliberate steps to mitigate the near‑term financial impact through rigorous cost management and operational discipline. Over the longer term, management remains focused on enhancing resilience during economic downturns by reducing fixed costs, improving revenue durability and advancing innovative products that support profitable share gains.

On a consolidated basis, the Company anticipates a moderate operating profit for 2026. A slight loss is expected in the first half due to lower shipment volumes following reduced bookings and backlog in 2025. As booking activity strengthens and backlog recovers, the Company projects robust revenue growth in the second half of 2026. Higher-margin growth initiatives are also expected to positively impact our results of operations in the latter part of the 2026. Together with increased shipment volumes, ongoing cost-reduction and operational efficiency initiatives, these factors are expected to drive meaningful improvement in operating profit. These positive developments in the latter part of the year should more than offset the losses in the early part of the year, leading to improved full-year financial performance.

The Company also remains committed to generating strong operating cash flow and allocating capital in ways that enhance long‑term value. To support these objectives, management is executing targeted initiatives to improve working capital efficiency, with particular attention to aligning production and working capital practices with periods of reduced output. The Company expects meaningful progress on these initiatives during the first half of 2026. As production increases later in the year, the focus will shift from conserving working capital to supporting growth, while maintaining the inventory and production discipline established during the current downturn. These efforts, together with continued cost optimization, are expected to drive solid cash flow from operations, supported by improving net income.

Investment in modular development and critical capital equipment remain central to the Company’s ongoing transformation, enabling progress in advanced product development, manufacturing efficiency and information‑technology enhancements. Capital expenditures for 2026 are projected to range from $55–$75 million, with the final level dependent on the pace of production improvements. Management will closely monitor spending throughout the year and may accelerate investments as production levels and market share improve as anticipated. As the Company continues to generate cash, it will maintain its disciplined capital allocation framework, reducing leverage, pursuing strategic investments to support profitable growth and delivering strong long‑term returns to shareholders.

Long-Term Objectives
Hyster-Yale's vision is to transform the way the world moves materials from Port to Home. It strives to do this through its two customer promises: first, to provide optimal customer solutions, and second, to provide exceptional customer care. The Company is focused on executing established strategic initiatives and key projects to transform the Company’s core lift truck business while building new business opportunities in the warehouse lift truck, vehicle automation, energy management and attachment business activities. These complementary growth and profit improvement projects should help the Company fulfill these two promises while achieving long-term revenue and operating profit growth. The Company believes its key projects will contribute to an increased and sustainable competitive advantage in the lift truck and attachment businesses over time.

Further information regarding the Company's strategic initiatives can be found in the Company's Q4 2025 Investor Deck. This presentation, currently available on the Hyster-Yale website, elaborates on the strategies that are critical for Hyster-Yale's long-term prospects. The Company encourages investors to review this material as a supplement to understand Hyster-Yale's future direction.

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Conference Call
The management of Hyster-Yale, Inc. will conduct a conference call with investors and analysts on Wednesday, March 4, 2026, at 11:00 a.m. Eastern Time to discuss the financial results. The conference call will be broadcast and can be accessed through Hyster-Yale's website at https://ir.hyster-yale.com/events-and-presentations. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the webcast. An archive of the webcast will be available on the Company's website two hours after the live call ends.

Annual Report on Form 10-K
Hyster-Yale, Inc.'s Annual Report on Form 10-K has been filed with the Securities and Exchange Commission. This document may be obtained free of charge by directing such requests to Hyster-Yale, Inc., 5875 Landerbrook Drive, Cleveland, Ohio 44124, Attention: Investor Relations, by calling (440) 449-9611, or from Hyster-Yale, Inc.'s website at https://www.hyster-yale.com/.

Reconciliations and Other Measures
The Company uses certain financial measures not in accordance with U.S. generally accepted accounting principles ("GAAP") to analyze and manage the performance of the Company. These include, Adjusted Operating Profit (Loss), Adjusted Net Income (Loss), Adjusted Diluted Earnings (Loss) per Share, Adjusted EBITDA, Net Debt and the ratio of Net Debt to Adjusted EBITDA.

Adjusted Operating Profit (Loss), Adjusted Net Income (Loss) and Adjusted Diluted Earnings (Loss) per Share exclude restructuring and impairment charges, referred to in the release as "manufacturing footprint optimization", Nuvera's strategic realignment and the 2025 restructuring program, from the comparable GAAP measurement. Management believes that these adjusted measures provide investors with a useful perspective on underlying business results and trends and help with assessing period-over-period results. Reconciliations of adjusted results to the most directly comparable GAAP measures are included in the financial highlights.

Adjusted EBITDA, Net Debt and the ratio of Net Debt to Adjusted EBITDA are provided as supplemental measures. Adjusted EBITDA is defined as income (loss) before income taxes and noncontrolling interests plus restructuring and impairment charges, referred to in the release as manufacturing footprint optimization charges and Nuvera's strategic realignment, net interest expense and depreciation and amortization expense. Net Debt is defined as debt less cash. These measures are not GAAP measurements and should not be considered as substitutes for operating profit (loss), net income (loss) or debt. Management believes that these measures help investors understand the Company's results of operations.

For purposes of this release, discussions about net income (loss) refer to net income (loss) attributable to stockholders.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are “forward-looking statements.” These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Among the factors that could cause plans, actions and results to differ materially from current expectations are, without limitation: (1) delays in delivery and other supply chain disruptions, or increases in costs as a result of inflation or otherwise, including materials, critical components and transportation costs and shortages, the effects of tariffs on raw materials or sourced products, and labor, or changes in or unavailability of quality suppliers or transporters, including the impacts of the foregoing risks on the Company's liquidity, (2) impacts resulting from increased trade barriers and restrictions on international trade, including as a result of previously announced, and potentially new, changes to U.S. trade policy and tariffs as well as retaliatory or other tariffs imposed by other countries where the Company does business, (3) delays in manufacturing and delivery schedules, (4) reduction in demand for lift trucks, attachments and related parts and service on a global basis, including any cyclical reduction in demand in the lift truck industry, (5) customer acceptance of pricing, (6) customer acceptance of, changes in the costs of, or delays in the development of new products, (7) the ability of Hyster-Yale and its dealers, suppliers and end-users to access credit, or obtain financing at reasonable rates, or at all, as a result of interest rate volatility and current economic and market conditions, including inflation, (8) unfavorable effects of geopolitical and legislative developments on global operations, including without limitation the entry into new trade agreements and the imposition of tariffs and/or economic sanctions, including the Uyghur Forced Labor Prevention Act (the “UFLPA”) which could impact Hyster-Yale's imports from China, as well as armed conflicts, including the Russia/Ukraine conflict, the Israel and Gaza conflict and/or the conflict in the Red Sea, and their regional effects, (9) exchange rate fluctuations, interest rate volatility and monetary policies and other changes in the regulatory climate in the countries in which the Company operates and/or sells products, (10) the effectiveness of the cost reduction programs implemented globally, including the successful implementation of procurement and sourcing initiatives and restructuring programs, (11) the successful commercialization of products and technology related to the energy solutions program, (12) political and economic uncertainties in the countries where the Company does business, as well as the effects of any withdrawals from such countries, (13) bankruptcy of or loss of major dealers, retail customers or suppliers,

(14) introduction of new products by, more favorable product pricing offered by or shorter lead times available through competitors, (15) product liability or other litigation, warranty claims or returns of products, (16) changes mandated by federal, state and other regulation, including tax, health, safety or environmental legislation, (17) the ability to attract, retain, and replace workforce and administrative employees, (18) disruptions resulting from natural disasters, public health crises, political crises or other catastrophic events, and (19) the ability to protect the Company’s information technology infrastructure against service interruptions, data corruption, cyber-based attacks or network breaches.

About Hyster-Yale, Inc.
Hyster-Yale, Inc., headquartered in Cleveland, Ohio, is a globally integrated company offering a full line of lift trucks and solutions, including attachments aimed at meeting the specific materials handling needs of its customers. Hyster-Yale's vision is to transform the way the world moves materials from Port to Home and deliver on its customer promises of: (1) thoroughly understanding customer applications and offering optimal solutions that will improve productivity at the lowest cost of ownership, and (2) providing exceptional customer care to create increasing value from initial engagement through the product lifecycle.

The Company's wholly owned operating subsidiary, Hyster-Yale Materials Handling, Inc., designs, engineers, manufactures, sells and services a comprehensive line of lift trucks, parts and technology and energy solutions marketed globally primarily under the Hyster®, Yale®, Nuvera® and Maximal® brand names. Hyster-Yale Materials Handling’s subsidiary, Bolzoni S.p.A., is a leading worldwide producer of attachments, forks and lift tables marketed under the Bolzoni®, Auramo® and Meyer® brand names. Hyster-Yale Materials Handling also has an unconsolidated joint venture in Japan with Sumitomo NACCO Forklift Co. Ltd. Hyster-Yale Materials Handling, Inc., is a wholly owned subsidiary of Hyster-Yale, Inc. (NYSE: HY). For more information about Hyster-Yale and its subsidiaries, visit the Company's website at https://www.hyster-yale.com/.

*****

HYSTER-YALE, INC.
FINANCIAL HIGHLIGHTS

	Unaudited
	Three months ended December 31,		Twelve months ended December 31,
	2025	2024	2025	2024
	(In millions, except per share data)

Revenues	$923.2	$1,067.5	$3,769.3	$4,308.2
Cost of sales	792.2	859.9	3,136.5	3,412.7
Gross Profit	131.0	207.6	632.8	895.5
Selling, general and administrative expenses	146.7	153.9	616.5	628.1
Restructuring and impairment charges[1]	21.5	21.4	38.4	22.6
Operating Profit (Loss)	(37.2)	32.3	(22.1)	244.8
Other (income) expense
Interest expense	7.6	7.7	31.2	33.8
Loss (income) from unconsolidated affiliates	(3.2)	1.2	(10.4)	(5.5)
Other, net	0.3	(0.6)	—	(2.5)
Income (Loss) before Income Taxes	(41.9)	24.0	(42.9)	219.0
Income tax expense	9.7	13.3	15.1	74.8
Net income attributable to noncontrolling interests	—	(0.2)	(0.3)	(0.7)
Net income attributable to redeemable noncontrolling interests	(0.7)	—	(0.9)	(0.3)
Accrued dividend to redeemable noncontrolling interests	(0.2)	(0.2)	(0.9)	(0.9)
Net Income (Loss) Attributable to Stockholders	$(52.5)	$10.3	$(60.1)	$142.3

Basic Earnings (Loss) per Share	$(2.96)	$0.59	$(3.40)	$8.16
Diluted Earnings (Loss) per Share	$(2.96)	$0.58	$(3.40)	$8.04

Basic Weighted Average Shares Outstanding	17.731	17.476	17.670	17.442
Diluted Weighted Average Shares Outstanding	17.731	17.815	17.670	17.710

[1] - Consists of restructuring and impairment charges related to programs initiated in 2025 and 2024 referred to in the earnings release as "manufacturing footprint optimization," "Nuvera's strategic realignment" and the "2025 restructuring program."

HYSTER-YALE, INC.
FINANCIAL HIGHLIGHTS

	Unaudited
	Three months ended December 31,		Twelve months ended December 31,
	2025	2024	2025	2024
	(In millions)
Revenues
Americas	$676.8	$800.5	$2,815.9	$3,223.4
EMEA	153.3	175.4	569.9	707.6
JAPIC	41.3	46.0	183.5	183.7
Lift Truck Business	$871.4	$1,021.9	$3,569.3	$4,114.7
Bolzoni	75.2	82.9	333.1	379.1
Eliminations	(23.4)	(37.3)	(133.1)	(185.6)
Total	$923.2	$1,067.5	$3,769.3	$4,308.2

Gross Profit
Americas	$94.8	$165.2	$485.0	$685.4
EMEA	14.1	22.2	54.1	108.1
JAPIC	2.9	2.6	12.6	16.6
Lift Truck Business	$111.8	$190.0	$551.7	$810.1
Bolzoni	18.1	17.9	79.4	85.4
Eliminations	1.1	(0.3)	1.7	—
Total	$131.0	$207.6	$632.8	$895.5

Operating Profit (Loss)
Americas	$(7.0)	$63.5	$68.3	$277.1
EMEA	(19.4)	(11.8)	(66.2)	(11.4)
JAPIC	(7.1)	(14.7)	(26.2)	(30.0)
Lift Truck Business	$(33.5)	$37.0	(24.1)	$235.7
Bolzoni	(4.8)	(4.4)	0.3	9.1
Eliminations	1.1	(0.3)	1.7	—
Total	$(37.2)	$32.3	$(22.1)	$244.8

HYSTER-YALE, INC.
FINANCIAL HIGHLIGHTS

CASH FLOW, CAPITAL STRUCTURE AND WORKING CAPITAL
		Three Months Ended		Twelve Months Ended
		December 31		December 31
		2025	2024	2025	2024
				(In millions)
Net cash provided by operating activities		$56.5	$80.7	$86.1	$170.7
Net cash used for investing activities		(22.9)	(16.9)	(62.7)	(47.6)
Cash Flow Before Financing Activities		$33.6	$63.8	$23.4	$123.1

	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024
	(In millions)
Debt	$494.3	$467.8	$473.2	$484.0	$440.7
Cash	123.2	71.1	66.9	77.2	96.6
Net Debt	$371.1	$396.7	$406.3	$406.8	$344.1

	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024
	(In millions)
Accounts Receivable	$489.6	$520.6	$512.1	$506.1	$488.4
Inventory	634.3	740.3	776.6	772.7	754.3
Accounts Payable	401.2	476.0	474.4	474.1	455.5
Working Capital	$722.7	$784.9	$814.3	$804.7	$787.2
	/

HYSTER-YALE, INC.
ADJUSTED EBITDA RECONCILIATION
	Last Twelve Months Ended
	12/31/2025	12/31/2024	9/30/2025
	(In millions)
Net Income (Loss) Attributable to Stockholders	$(60.1)	$142.3	$2.7
Noncontrolling interest income and dividends	2.1	1.9	1.6
Income tax expense	15.1	74.8	18.7
Interest expense	31.2	33.8	31.3
Interest income	(2.7)	(2.8)	(2.5)
Depreciation and amortization expense	45.8	47.6	45.9
Restructuring and impairment charges[1]	38.4	22.6	38.3
Adjusted EBITDA	$69.8	$320.2	$136.0

[1] - Consists of restructuring and impairment charges related to programs initiated in 2025 and 2024 referred to in the earnings release as "manufacturing footprint optimization," "Nuvera's strategic realignment" and the "2025 restructuring program."

HYSTER-YALE, INC.
RECONCILIATION OF ADJUSTED RESULTS

	Three months ended			Twelve months ended
	December 31,		September 30,	December 31,
	2025	2024	2025	2025	2024
	(In millions, except per share data)

Operating Profit (Loss)	$(37.2)	$32.3	$2.3	$(22.1)	$244.8
Adjustments:
Restructuring and impairment charges[1]	21.5	21.4	1.0	38.4	22.6
Adjusted Operating Profit (Loss)	$(15.7)	$53.7	$3.3	$16.3	$267.4

Net Income (Loss) Attributable to Stockholders	$(52.5)	$10.3	$(2.3)	$(60.1)	$142.3
Adjustments:
Restructuring and impairment charges[1]	21.5	21.4	1.0	38.4	22.6
Income tax expense[2]	(5.6)	(5.6)	(0.3)	(10.0)	(5.9)
Adjusted Net Income (Loss) Attributable to Stockholders	$(36.6)	$26.1	$(1.6)	$(31.7)	$159.0

Diluted earnings (loss) per share	$(2.96)	$0.58	$(0.13)	$(3.40)	$8.04
Adjustments:
Restructuring and impairment charges[1]	1.21	1.20	0.06	2.17	1.27
Income tax expense[2]	(0.31)	(0.31)	(0.02)	(0.56)	(0.33)
Adjusted diluted earnings (loss) per share	$(2.06)	$1.47	$(0.09)	$(1.79)	$8.98

[1] - Consists of restructuring and impairment charges related to programs initiated in 2025 and 2024 referred to in the earnings release as "manufacturing footprint optimization," "Nuvera's strategic realignment" and the "2025 restructuring program."

[2] - Tax adjustment at an effective rate of 26%.

HYSTER-YALE, INC.
RECONCILIATION OF ADJUSTED OPERATING PROFIT (LOSS)

	Q4 2025	Q4 2024	Q3 2025
	(In millions)

Americas
Operating profit (loss)	$(7.0)	$63.5	$21.1
Adjustments:
Restructuring and impairment charges[1]	11.2	7.1	1.0
Adjusted operating profit	$4.2	$70.6	$22.1
EMEA
Operating profit (loss)	$(19.4)	$(11.8)	$(16.9)
Adjustments:
Restructuring and impairment charges[1]	6.1	2.4	—
Adjusted operating profit (loss)	$(13.3)	$(9.4)	$(16.9)
JAPIC
Operating profit (loss)	$(7.1)	$(14.7)	$(4.2)
Adjustments:
Restructuring and impairment charges[1]	1.0	7.6	—
Adjusted operating profit (loss)	$(6.1)	$(7.1)	$(4.2)
Lift Truck
Operating profit (loss)	$(33.5)	$37.0	$—
Adjustments:
Restructuring and impairment charges[1]	18.3	17.1	1.0
Adjusted operating profit (loss)	$(15.2)	$54.1	$1.0
Bolzoni
Operating profit (loss)	$(4.8)	$(4.4)	$2.1
Adjustments:
Restructuring and impairment charges[1]	3.2	4.3	—
Adjusted operating profit (loss)	$(1.6)	$(0.1)	$2.1
Total
Operating profit (loss)	$(37.2)	$32.3	$2.3
Adjustments:
Restructuring and impairment charges[1]	21.5	21.4	1.0
Adjusted operating profit (loss)	$(15.7)	$53.7	$3.3

[1] - Consists of restructuring and impairment charges related to programs initiated in 2025 and 2024 referred to in the earnings release as "manufacturing footprint optimization," "Nuvera's strategic realignment" and the "2025 restructuring program."